EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on April 15, 2005 (the "Effective Date") by and between Tumbleweed Communications Corp. (the "Company") and Denis Brotzel ("Employee") (together the "Parties").

         WHEREAS, the Company desires to continue to engage Employee as its Senior Vice President of Worldwide Sales ("SVP of Worldwide Sales") and Employee desires to be so engaged by the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, intending to be legally bound, the Parties agree as follows:

         1. At-Will Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve as the Company's SVP of Worldwide Sales, on an at-will basis, meaning that either the Company or Employee may terminate his employment at any time, for any reason and without prior notice, subject to the termination and severance provisions provided in Section 7 of this Agreement.

         2. Place of Performance. Except for required travel on the Company's business, Employee's principal place of employment shall be the Company's headquarters in Redwood City, California.

         3. Compensation.

                  (a) Base Salary. Employee's salary shall be at the annual rate of $180,000 (the "Base Salary"), payable in accordance with the Company's regular payroll practices. All applicable tax withholdings shall be deducted from such payments.

                  (b) Variable Compensation. Employee is eligible to earn up to maximum of $170,000 on an annual basis based on the achievement of certain objectives pursuant to Employee's Sales Commission Plan ("Variable Compensation").

                  (c) Stock Options. Employee's current Company stock options shall be governed by the terms and conditions of the applicable Company stock option plan and/or stock option agreement and Section 7 of this Agreement, as applicable.

         4. Business Expenses. The Company will reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Employee of receipts and other documentation in accordance with the Company's normal procedures, as may be amended from time to time.

         5. Vacation, Holidays and Sick Leave. Employee shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its employees, as may be amended from time to time.

         6. Benefits. Employee shall be eligible to participate fully in all health benefits, insurance programs, retirement plans and other employee benefit and compensation arrangements (collectively, the "Employee Benefits") available to employees of the Company generally, as may be amended from time to time.

         7. Compensation in Event of Termination. Upon termination of Employee's employment, for any reason, this Agreement shall terminate and the Company shall have no further obligation to Employee except to pay the amounts set forth in this Section 7.

                  (a) Death or Disability. In the event of Employee's death or Disability, Employee, or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Base Salary and Variable Compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which Employee is entitled in accordance with the terms of any applicable Employee Benefit plan. For purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which Employee is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for more than ninety (90) days during any twelve (12) month period. In such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Employee of termination for Disability. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician selected by the Company.

                  (b) For Cause or Upon Resignation. In the event Employee's employment is terminated by the Company for "Cause" or he resigns from his employment with the Company for any reason, employee shall be entitled to payment of any earned but unpaid Base Salary and Variable Compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which Employee is entitled in accordance with the terms of any applicable Employee Benefit plan. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events, as reasonably determined by the Company's Board of Directors: (i) Employee's gross misconduct related to Employee's duties, which is likely to materially and adversely affect the Company's business or financial condition; (ii) Employee's indictment or conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony charge or other crime involving moral turpitude; or (iii) Employee's commission of any fraud, material misappropriation, embezzlement or similar act in connection with Employee's duties under this Agreement.

                  (c) Without Cause. In the event Employee's employment is terminated by the Company without Cause, and conditioned upon Employee executing a full waiver and release of all potential claims against the Company, Employee shall be entitled to receive, as his sole and exclusive remedy, the payments and benefits set forth on the schedule below, which are in addition to any earned but unpaid Base Salary and Variable Compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which Employee is entitled in accordance with the terms of any applicable Employee Benefit plan:

                           (i) Effective Date through October 31, 2005. If Employee's employment is terminated by the Company without Cause during the period beginning on the Effective Date and ending on October 31, 2005, Employee shall be entitled to (x) a lump-sum payment equal to Employee's Base Salary and maximum Variable Compensation under the terms of the Employee's then-current Sales Commission Plan for the period from the date of termination through April 30, 2006, subject to all applicable tax withholdings, (y) reimbursement for Employee's COBRA premiums from the date of termination through April 30, 2006, paid in accordance with the Company's normal reimbursement procedures and policies and (z) vesting acceleration of those of Employee's unvested Company stock options that, but for Employee's termination, would have vested as of April 30, 2006.

                           (ii) November 1, 2005 through April 30, 2006. If Employee's employment is terminated by the Company without Cause during the period beginning on November 1, 2005 and ending on April 30, 2006, Employee shall be entitled to (x) a lump-sum payment equal to six (6) months of Employee's Base Salary and Variable Compensation under the terms of the Employee's then-current Sales Commission Plan, subject to all applicable tax withholdings, (y) reimbursement for six
         (6) months of COBRA premiums, paid in accordance with the Company's normal reimbursement procedures and policies and (z) six (6) months vesting acceleration of any of Employee's unvested Company stock options.

                           (iii) On or After May 1, 2006. If Employee's employment is terminated by the Company without Cause on or after May 1, 2006, Employee shall be entitled to (x) a lump-sum payment equal to four (4) months of Employee's Base Salary or $45,000, whichever is greater, subject to all applicable tax withholdings and (y) reimbursement for four (4) months of COBRA premiums, paid in accordance with the Company's normal reimbursement procedures and policies.

         8. Binding Agreement. This Agreement is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him.

         9. Confidentiality; Proprietary Information. Employee hereby acknowledges his continuing obligations under the terms of the Company's Proprietary Information and Invention Agreement, a copy of which is attached as Exhibit A.

         10. Entire Agreement. This Agreement, together with the Proprietary Information and Invention Agreement, Employee's Sales Commission Plan and applicable Company stock option plans and/or stock option agreements, contain all the understandings between the Parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Employee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement or otherwise.

         11. Amendment or Modification. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Employee and by a duly authorized officer of the Company.

         12. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:


                  To Employee at:
                           Denis Brotzel
                           837 Hierra Court
                           Los Altos, CA 94024

                  To the Company at:
                           Tumbleweed Communications Corp.
                           700 Saginaw Drive
                           Redwood City, CA 94063
                           Attention:  General Counsel

         Any notice delivered personally or by courier under this Section 13 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

         13. Each Party the Drafter. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

         14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

         15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.


TUMBLEWEED COMMUNICATIONS CORP.             EMPLOYEE



By:  /s/ Bernard J. Cassidy                  /s/ Denis Brotzel
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                                            Denis Brotzel
Its: Senior Vice President
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